ROYCE GLOBAL VALUE TRUST, INC.

ARTICLES OF AMENDMENT

Royce Global Value Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the third paragraph of Section 5.1 of Article V in its entirety and inserting the following in lieu thereof:

On the first date on which the Corporation has more than one stockholder (the “Classification Date”), the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, as nearly equal in size as is practicable. The term of office of one class of directors shall expire at the first annual meeting of stockholders following the Classification Date, the term of office of another class of directors shall expire at the second annual meeting of stockholders following the Classification Date and the term of office of the remaining class of directors shall expire at the third annual meeting of stockholders following the Classification Date. Each director shall serve until his or her successor is duly elected and qualifies. At each annual meeting of stockholders, commencing with the annual meeting next following the Classification Date, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualify.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Secretary on this __ day of ______, 2013.

ATTEST:	ROYCE GLOBAL VALUE TRUST, INC.

	By:		(SEAL)
John E. Denneen		John D. Diederich
Secretary		Vice President